As filed with the Securities and Exchange Commission on December 3, 2010
Registration Statement No. 333-153285

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Thermadyne Holdings Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	74-2482571
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
16052 Swingley Ridge Road, Suite 300
Chesterfield, Missouri 63017
(636) 728-3000
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Steven A. Schumm
Chief Financial and Administrative Officer
Thermadyne Holdings Corporation
16052 Swingley Ridge Road, Suite 300
Chesterfield, Missouri 63017
(636) 728-3000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:
Nick H. Varsam
Vice President, General Counsel and Corporate Secretary
Thermadyne Holdings Corporation
16052 Swingley Ridge Road, Suite 300
Chesterfield, Missouri 63017
(636) 728-3000
     Approximate date of commencement of proposed sale to the public: Not Applicable.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

SIGNATURES

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3, which was originally filed on August 29, 2008 and was amended on September 25, 2008 (File No. 333-153285) (the “Registration Statement”), (i) to register the offer and sale by Thermadyne Holdings Corporation, a Delaware corporation (the “Registrant”) of up to an aggregate of 1,500,000 shares of common stock, par value $.01 per share (“Common Stock”) and (ii) to register the offer and sale by the selling stockholders named in such Registration Statement of up to an aggregate of 4,496,555 shares of Common Stock (collectively with (i), the “Securities”), is being filed to deregister unsold Securities at the request of the Registrant.
     On October 5, 2010, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Razor Holdco Inc., a Delaware corporation (“Parent”) and Razor Merger Sub Inc. (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of Parent. The closing of the merger has occurred and became effective on December 3, 2010 pursuant to the Certificate of Merger filed on the same day with the Secretary of State of the State of Delaware. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Registrant, with the Registrant continuing as a wholly-owned subsidiary of Parent (the “Merger”). As provided for in the Merger Agreement, at the effective time of the Merger, each share of Common Stock issued and outstanding immediately prior to the Merger (other than (i) shares owned by the Registrant or Parent or any of its subsidiaries (including Merger Sub) and (ii) shares for which a demand for appraisal rights under Delaware law has been perfected and not withdrawn) and each restricted share of Common Stock outstanding immediately prior to the Merger were automatically converted into the right to receive $15.00 in cash, without interest. In addition, subject to certain exceptions, options to acquire Common Stock outstanding immediately prior to the effective time of the Merger became fully vested and were cancelled in exchange for the right to receive an amount in cash equal to the excess, if any, of $15.00 over the exercise price per share of such option, less any applicable taxes required to be withheld.
     As a result of the Merger, the Registrant has terminated any offering of its Securities pursuant to the Registration Statement. By means of this Post-Effective Amendment No. 1, the Registrant hereby removes from registration all of such Securities registered but unsold under the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterfield, State of Missouri on December 3, 2010.

THERMADYNE HOLDINGS CORPORATION
By:	/s/ Steven A. Schumm
Name: Steven A. Schumm
Title: Chief Financial and Administrative Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by or on behalf of the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Martin Quinn Martin Quinn	President (Principal Executive Officer) & Director	December 3, 2010

/s/ Steven A. Schumm Steven A. Schumm	Chief Financial and Administrative Officer (Principal Financial Officer and Principal Accounting Officer)	December 3, 2010

Terry Downes	Director

/s/ Douglas Korn Douglas Korn	Director	December 3, 2010

/s/ Michael McLain Michael McLain	Director and Chairman of the Board	December 3, 2010

/s/ Joshua Neuman Joshua Neuman	Director	December 3, 2010